Exhibit 10.1

The Hain Celestial Group, Inc.
Worldwide Headquarters
1111 Marcus Avenue • Lake Success, NY 11042-1034 • phone: +1 (516) 587-5000 • fax: +1 (516) 587-0208 • www.hain.com
______________________________________________________________________________________________________________

January 18, 2022

Personal & Confidential

Christopher Bellairs

Dear Chris:

We are pleased to offer employment to you as Executive Vice President, Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). As we have discussed, your employment will commence on January 18, 2022 (the “Start Date”) as Executive Vice President, Finance, and you will become Executive Vice President, Chief Financial Officer at the close of business on February 4, 2022.

1.Your annual base salary will be $550,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices.

2.You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of the Company’s Annual Incentive Plan. Your target Annual Incentive Award for fiscal year 2022 shall be equal to 85% of your annual base salary (“Target AIP Award”), prorated based on your Start Date. The amount payable to you under the Annual Incentive Award will be determined by the Compensation Committee in its discretion under the terms of the annual incentive plan, and you must be actively employed by the Company at the time of payment. For fiscal year 2022, your minimum payout of your Annual Incentive Award will be your Target AIP Award, prorated based on your Start Date.

3.As a member of the Hain Celestial leadership team, you will be eligible to participate in the Company’s Long-Term Incentive Program (“LTIP”) beginning in fiscal year 2022, subject to your continued employment and Compensation Committee plan design and approval. As soon as practicably possible following your Start Date, for fiscal year 2022, you will receive an award prorated to reflect the months of employment of the current fiscal year based on a target value of $1,000,000, subject to the terms and conditions of such program. Your fiscal year 2022 LTIP award will consist of (A) an award of Restricted Share Units (“RSUs”) (50% of the award value) vesting in 1/3 installments on each of November 18, 2022, 2023 and 2024 and (B) awards of Performance Share Units (“PSUs”) (50% of the award value), with 2/3 of the PSUs tied to relative Total Shareholder Return and 1/3 of the PSUs tied to absolute Total Shareholder Return, under the terms of the LTIP. With respect to this award for fiscal year 2022, the RSUs will have the added protection that if Hain Celestial terminates your employment without cause within the first 18 months following your Start Date, vesting of the RSUs will be accelerated on a prorated basis such that the total fraction of the RSUs that will have vested at the time of such termination (including any RSUs that have vested as scheduled) will equal the total number of days you were employed divided by the total number of days in the period from your Start Date through November 18, 2024.

4.If Hain Celestial terminates your employment without cause, as determined by the Compensation Committee in good faith, you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your Target AIP Award for the year in which the termination date occurs, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the termination of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company.

5.You will participate in the Company’s “Change in Control Agreement,” in accordance with and subject to the terms and conditions of such agreement. The Change in Control Agreement will generally provide a severance benefit equal to (2) times the sum of your annual base salary and Target AIP Award if your employment is terminated under certain circumstances in connection with a Change in Control (as defined in the agreement).

6.Our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following completion of 30 days of employment. Additionally, as soon as practicable but no later than the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

7.You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

8.This offer is contingent upon your completion of a pre-hire screening, which will require that you execute documents required by Hain Celestial for a background investigation concerning your criminal, employment, education, and credit history. You also will be required to enter into a Restrictive Covenant Agreement (which includes our standard requirements relating to non-competition, non-solicitation, and confidentiality) within thirty (30) days of the Start Date.

9.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

10.    This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will” and is therefore terminable by either Hain Celestial or you without cause, notice or liability except as set forth in paragraphs 4 and 5 above. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

11.    This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed.

12.    This letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer. The terms of this letter shall be governed by New York law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return the signed letter to me and keep a copy for your records.

Sincerely,

/s/ JoAnn A. Murray

JoAnn A Murray
Chief Human Resources Officer

Accepted:     /s/ Christopher Bellairs
Christopher Bellairs

Date:         1/14/2022
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